EXHIBIT 23.1

CONSENT OF HARPER & ASSOCIATES
INDEPENDENT PETROLEUM ENGINEERS

We consent to the reference of our firm and to the reference to our “Estimated Reserves and Future Net Revenue of Exterra Energy, Inc. Effective May 31, 2010" in the Annual Report (Form 10-K) of Exterra Energy, Inc.

/s/ Harper & Associates
Harper & Associates
Ft. Worth, Texas
September 15, 2010